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               NEW ENGLAND WATER HEATER CO., INC.
                        Income Statement
                Periods Ended September 30, 1998
 (expressed in millions, rounded to hundred thousands of dollars)
               (Unaudited, subject to adjustment)


                                       Quarter    Six Months
                                       -------    ----------
 Revenues                                        $ 1.8                $ 2.5
                                                 -----                -----

 Operating expenses
  Cost of sales                                    0.3                0.5
  Depreciation                                     0.4           0.6
  Other operating expenses                                  0.4  0.6
  Taxes                                            0.3      0.3
                                                 -----           -----
     Total operating expenses                      1.4      2.0
                                                 -----      -----
 Net income                                             $ 0.4              $ 0.5
                                                 =====           =====
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